Exhibit 99.1

Carla Baca

Financial Communications

P: 615.269.8175

News Release

HEALTHCARE REALTY TRUST ANNOUNCES PRICING OF COMMON STOCK OFFERING

NASHVILLE, Tennessee, July 16, 2013 — Healthcare Realty Trust Incorporated (NYSE: HR) (the “Company”) today announced the pricing of its underwritten public offering of 3,000,000 shares of its common stock.

The Company will receive approximately $79.2 million of gross proceeds, before deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds from the offering for the acquisition of healthcare facilities, the repayment of outstanding borrowings under its unsecured credit facility, and other general corporate purposes. Completion of the offering is subject to customary closing conditions and is expected to occur on or about July 19, 2013.

J.P. Morgan is acting as sole book-running manager for the offering.

The shares of common stock are being offered pursuant to the Company’s shelf registration statement, including a prospectus, filed by the Company with the Securities and Exchange Commission. The offering will be made only by means of a prospectus supplement and accompanying base prospectus. Interested parties may obtain a copy of the prospectus supplement, when available, and accompanying prospectus relating to these securities by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Ave, Edgewood, NY 11717, or by calling toll free 866.803.9204.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful under the securities laws of any such jurisdiction.

Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. The Company had investments of approximately $3.0 billion in 205 real estate properties and mortgages as of March 31, 2013. The Company’s 200 owned real estate properties are located in 28 states and total approximately 13.5 million square feet. The Company provides property management services to approximately 10.1 million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties, including the ultimate amount and terms at which the sale of the securities will occur, if any, and the use of proceeds from this offering. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2012 under the heading “Risk Factors,” and as may be updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.